Exhibit 23.1(iii)

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-37344) pertaining to The Geon Retirement Savings Plan, of our report dated June 22, 2001, with respect to the financial statements and schedules of The Geon Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2000.

/s/ Ernst & Young LLP

Cleveland, Ohio
June 22, 2001